Exhibit 99.2

CONTACTS:

Solexa, Inc
U.S.: John West, CEO	Europe: Simon Bennett
510/670-9300	Business Development Director
John.West@solexa.com	+44 (0)1799 532 300
Simon.Bennett@solexa.com

Press Contact:	Investor Contacts:
Northbank Communications	Lippert/Heilshorn & Associates
Sue Charles, CEO	Jody Cain (jcain@lhai.com)
+44 (0)20 7886 8152	Bruce Voss (bvoss@lhai.com
s.charles@northbankcommunications.com	310/691-7100

For Immediate Release

Lynx and Solexa Ltd Combine
to Become Solexa, Inc.

Company Plans to Dramatically Reduce Cost of Whole Genome DNA Sequencing & Gene Expression Measurement

Conference Call and Webcast to Begin Thursday March 10, 2:00 pm PST

CAMBRIDGE, U.K. and HAYWARD, Calif. (March 7, 2005) – Solexa Limited and Lynx Therapeutics, Inc., (Nasdaq: LYNXD) today announced the completion of their previously announced business combination transaction. The combined company, incorporated in Delaware, is named Solexa, Inc. Solexa Ltd. has become a wholly owned UK subsidiary. The company has received approval for listing on the Nasdaq SmallCap Market and will begin trading Monday March 7th under the symbol SLXA.

John West, Solexa Ltd’s chief executive, has assumed the chief executive position of the combined company, which will be headquartered in California.

The board of Solexa, Inc. will include members from both companies’ pre-closing boards. Craig C. Taylor, previously Lynx Therapeutics’ Chairman, will chair the new board.

New Technology Platform for Genetic Analysis

Solexa, Inc. is focused on the development and commercialization of a new platform for genetic analysis, based on Sequencing-by-Synthesis (SBS) and molecular arrays. This one platform is expected to support many types of genetic analysis, including DNA sequencing, gene expression, genotyping and micro-RNA analysis. This integration is possible because all are compiled from their fundamental DNA sequences. This technology can potentially generate over a billion bases of DNA sequence from a single experiment with a single sample preparation. The company anticipates an initial product launch by the end of 2005.

The capability to inexpensively and rapidly sequence the complete DNA of individuals is expected to transform much of genetics research and, in the longer term, genetic diagnostics. This comprehensive genetic analysis is expected to reveal both disease susceptibility and pharmaceutical suitability as never before. It is particularly applicable to the understanding of cancer, as cancer mutations are much more broadly distributed across the genome than others and can occur in any of thousands of genes.

The technology is also applicable to other species with potential markets from agriculture to infectious disease.

The company’s long-term goal is to reduce the cost of human re-sequencing to a few thousand dollars. To put this into perspective, this would potentially provide total genetic information on an individual for less than the cost of a CT scan.

DNA sequencing has long been used as the gold standard for high precision gene expression measurement using techniques such as SAGE and MPSSTM. These molecule-counting techniques create a digital gene expression profile for each sample. Because of their cost however, these techniques have never achieved major commercial scale. As Solexa Inc.’s new platform drives down the cost of sequencing, these ultraprecise methods are expected to become mainstream. Since the amount of sequencing required for a genome-wide gene expression measurement is about 2,000 times lower than that required for genome-scale re-sequencing, a $100,000 human genome sequence cost can be approximately compared with a $50 genome-wide gene expression assay. We anticipate demonstrating this capability by the end of 2005. As this technology obtains DNA sequence data from each cDNA molecule, it quantifies not just gene expression, but also relative transcript abundance.

The company’s initial strategy is to focus on the well established research market. This market includes DNA sequencing, gene expression and genotyping, all at full genome scale. These together already represent an approximately $1 billion market.

Conference Call Information
An investor conference call has been scheduled for Thursday, March 10, 2:00 p.m. Pacific Standard Time (5:00 p.m. Eastern Standard Time) to discuss the subject of this press release. To participate in the live call via telephone, please call (877) 815-7177 for domestic callers or (1) (706) 679-0753 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 (domestic) or (1) (706) 645-9291 (international), and entering reservation code 4620803.

The live conference call will be available via the Internet by visiting www.solexa.com, or on the investor resources section of the company’s Web site at www.lynxgen.com. A recording of the call will be available for 14 days following the completion of the call.

This press release contains “forward-looking” statements, including statements related to the current views of Solexa management as to future products, product development, the expansion and success of Solexa’s commercial application of its genomics technologies, and the future financial performance of Solexa. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “predicts,” “expects,” “envisions,” “hopes,” “estimates,” “intends,” “will,” “continue,” “may,” “potential,” “should,” “confident,” “could” and similar expressions are intended to identify forward-looking statements. The success of the transaction and future operating results of Solexa may differ materially from the results discussed or forecasted in the forward-looking statements due to factors that include, but are not limited to, risks associated with the transaction, such as potential inability to realize the expected benefits and synergies of the transaction; risks related to future opportunities and plans for the combined company; potential difficulties in the assimilation of the operations, strategies, technologies and products of the combined company; the risk of loss of key personnel and the risk of diversion of management attention from other business concerns; and general business risks including, among others, risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2003, as amended, its Quarterly Report on Form 10-Q for the period ended September 30, 2004 and its Proxy Statement/Prospectus filed pursuant to Rule 424(b)(3) on January 24, 2005. Solexa does not undertake any obligation to update forward-looking statements.

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